Exhibit 99.1

Contact:

William A. Hockett

Exec. VP, Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

Myriad Genetics Reports Financial Results for Fiscal 2007

- Record $157 Million Revenues in Fiscal 2007, 32% Lower Q4 Loss and Major Pipeline Progress Highlight Achievements -

Salt Lake City, August 21, 2007, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2007.

Molecular diagnostic product revenues for fiscal 2007 increased to a record $145.3 million from $100.6 million for fiscal 2006, an increase of 44%. For the fourth quarter of fiscal 2007, molecular diagnostic revenues were $42.3 million, up 47% from $28.8 million in the fourth quarter of fiscal 2006, and an 11% quarter-to-quarter increase from third quarter fiscal 2007. These increases were due primarily to Myriad’s strong sales and marketing efforts, which have resulted in increased demand for our molecular diagnostic products. Total revenues for fiscal 2007 were $157.1 million, compared with $114.3 million for fiscal 2006.

The gross profit margin on molecular diagnostic revenues rose to 82% for the fourth quarter of fiscal 2007, from 72% in the fourth quarter last year, and was 79% for fiscal year 2007, up from 73% for fiscal 2006. The increases were primarily as a result of technology improvements and efficiency gains in the operation of our molecular diagnostics laboratory.

Myriad continues to maintain a strong cash position, and as of June 30, 2007, the Company had approximately $308 million in cash, cash equivalents and marketable investment securities, as compared to $228 million as of June 30, 2006. The company has no debt and no convertible securities.

Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc., commenting on the strong quarter and fiscal year, said, “Myriad’s strategy of parallel and complementary commercial paths for our molecular diagnostics and therapeutics businesses continues to produce results. The investment required to advance the development of all our therapeutic programs, including the seven human clinical studies for our drug candidates Flurizan™, Azixa™, MPC-2130 and MPC-0920, have been heavily underwritten by the operating profits from our rapidly growing molecular diagnostics business. This year, we generated approximately $60 million in operating profits from our molecular diagnostic laboratory.”

The net loss per share for the fourth quarter of fiscal 2007 was $0.18, compared with $0.29 per share, from the fourth quarter of fiscal 2006. The net loss for the fourth quarter was $7.8 million, a 32% improvement over the $11.4 million loss of fourth quarter last year. For fiscal year 2007, the net loss per share improved to $0.85 per share, compared with $1.05 per share for fiscal 2006, and the net loss was $35.0 million, an 8% reduction from $38.2 million last year.

Research and development expense for fiscal 2007 was $100.7 million compared with $83.8 million for the same period in the prior year. This 20% increase was due primarily to advancing Myriad’s therapeutic development programs in Alzheimer’s disease and cancer. The Company has completed enrollment in the U.S. and Global Phase 3 trials of Flurizan in Alzheimer’s disease, initiated three Phase 2 clinical trials of Azixa in primary and metastatic brain cancer, and advanced our preclinical pipeline of drug candidates toward human clinical trials, including Vivecon™ for the treatment of HIV infected individuals.

Selling, general and administrative expenses were $73.3 million in fiscal 2007, a 51% increase from $48.5 million in fiscal 2006. This increase was primarily due to support of our 44% revenue growth, expansion of our sales force in the women’s health sector, preparation for the upcoming direct-to-consumer advertising campaign, and non-cash stock option expenses.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Daylight Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2820. International callers may dial (706) 634-2173. All callers will need to reference conference ID number 12719623. An archived replay of the call will be available for 7 days by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID number 12719623. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a biotechnology company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Flurizan and Azixa are trademarks of Myriad Genetics, Inc. in the United States and other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increased sales, marketing and educational efforts resulting in wider acceptance of Myriad products by the medical community and increased demand by patients for molecular diagnostic testing, driving increased revenues; the continuation of a strong cash position; the continuation or improvement of gross profit margins on the Company’s molecular diagnostic business and the continued exceptional growth in our molecular diagnostic business. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share amounts)	Jun. 30, 2007	Jun. 30, 2006	Jun. 30, 2007	Jun. 30, 2006
Revenues
Molecular diagnostic revenue	$42,268	$28,833	$145,285	$100,621
Research revenue	3,210	3,192	11,841	13,658

Total revenues	45,478	32,025	157,126	114,279

Costs and expenses:
Molecular diagnostic cost of revenue	7,602	8,064	30,813	27,644
Research and development expense	26,174	24,294	100,708	83,757
Selling, general and administrative expense	23,968	13,649	73,332	48,467

Total costs and expenses	57,744	46,007	204,853	159,868

Operating loss	(12,266)	(13,982)	(47,727)	(45,589)

Other income (expense):
Interest income	3,814	2,545	12,112	7,412
Other	648	13	653	(12)

	4,462	2,558	12,765	7,400

Net loss	$(7,804)	$(11,424)	$(34,962)	$(38,189)

Basic and diluted loss per share	$(0.18)	$(0.29)	$(0.85)	$(1.05)

Basic and diluted weighted average shares outstanding	43,242	39,547	41,055	36,278

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	Jun. 30, 2007	Jun. 30, 2006
Cash, cash equivalents, and marketable investment securities	$308,312	$227,744
Trade receivables, net	31,103	20,820
Other receivables	1,348	1,397
Prepaid expenses	2,499	2,326
Equipment and leasehold improvements, net	24,888	19,829
Other assets	3,917	4,487

Total assets	$372,067	$276,603

Accounts payable and accrued liabilities	$31,321	$26,705
Deferred revenue	383	117
Stockholders’ equity	340,363	249,781

Total liabilities and stockholders’ equity	$372,067	$276,603